THE SOMERSET GROUP, INC.              CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
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
	                                                September 30, 		December 31,
ASSETS	                                                  1999 	       	1998
Current assets
  Cash and cash equivalents	                            $437,000  	 $526,000
  Short term investments	                              1,218,000 		3,713,000
  Trade accounts, notes and other
   receivables, net                                    2,191,000  	1,888,000
  Prepaid expenses	                                       94,000    		87,000
                                                       ---------   ---------
    Total current assets	                              3,940,000 		6,214,000
Investments
  First Indiana Corporation (Fair values of
  $57,928,000 and $55,200,000)                        38,169,000 	36,104,000

Office furniture and equipment	                        1,627,000 		1,169,000
  Less accumulated depreciation	                         968,000  		 712,000
                                                        --------    --------
	                                                        659,000  		 457,000
Other assets
  Notes receivable, net                                   25,000  		 240,000
  Goodwill, net of accumulated amortization           	3,192,000 		1,074,000
  Other	                                                 525,000   		684,000
                                                       ---------   ---------
	                                                      3,742,000 		1,998,000
                                                       ---------   ---------
Total Assets	                                        $46,510,000	$44,773,000
						                                                ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable	                               $186,000  		 $97,000
  Accrued compensation	                                  295,000   	 194,000
  Taxes, other than income taxes                        	 67,000   		 33,000
  Income taxes	                                           59,000    		30,000
  Other accrued expenses	                                218,000    		65,000
    Total current liabilities	                           825,000  		 419,000
                                                       ---------    --------
Deferred income taxes	                                 9,652,000		 8,891,000
Shareholders' equity
  Common stock without par value, stated
   value of $.64, authorized 4,000,000 shares
   issued and outstanding 2,909,214 shares 	           1,862,000  	1,862,000
  Capital in excess of stated value	                   3,542,000 		3,599,000
  Accumulated other comprehensive income (loss)	         (18,000) 		 (19,000)
  Retained earnings	                                  32,180,000	 30,359,000
	                                                     37,566,000		35,801,000
  Less 88,812 and 17,371 treasury shares, at cost    	(1,533,000)		 (338,000)
                                                      ----------  ----------
    Total shareholders' equity	                       36,033,000		35,463,000
                                                      ----------  ----------
Total Liabilities and Shareholders' Equity	          $46,510,000	$44,773,000
													                                         ==========  ==========
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See accompanying Notes to Condensed Consolidated Financial Statements.